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                                                                    Exhibit 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

June 5, 2002

Dear Madam/Sir:

We have read the disclosure under Management's Discussion and Analysis- "Expected Change in Independent Accountants" included in Westwood Holdings Group, Inc.'s Form 10 filed with the Securities and Exchange Commission and are in agreement with the statements contained therein in response to Item 304(a) of Regulation S-K.

Very truly yours,

/S/ ARTHUR ANDERSEN LLP

ARTHUR ANDERSEN LLP
Dallas, Texas